Exhibit (d)(2)

Execution Version

21Vianet Group, Inc.,

and

Citicorp International Limited, as Trustee

SUPPLEMENTAL INDENTURE

dated as of April 20, 2021

US$600,000,000 0.00% CONVERTIBLE SENIOR NOTES DUE 2026

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of April 20, 2021, between 21VIANET GROUP, INC., a Cayman Islands exempted company, as issuer (the “Company”) and CITICORP INTERNATIONAL LIMITED, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company and the Trustee entered into the Indenture, dated as of January 26, 2021 (the “Indenture”; capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture), governing the Company’s 0.00% Convertible Senior Notes due 2026;

WHEREAS, pursuant to the Section 10.01(l) of the Indenture, the Company and the Trustee may amend the Indenture without consent of Holders to conform the provisions of the Indenture to the “Description of the Notes” section of the Offering Memorandum;

WHEREAS, the Company desires and has requested the Trustee to join with it in entering into this Supplemental Indenture for the purpose of amending the Indenture to conform the definition of “Repurchase Date” in Section 15.01(a) of the Indenture to the corresponding definition in the “Description of the Notes” section of the Offering Memorandum; and

WHEREAS, in accordance with Sections 10.06 and 17.06 of the Indenture, there has been delivered to the Trustee on the date hereof an Officer’s Certificate and Opinion of Counsel with respect to this Supplemental Indenture.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

Section 1.01 Amendment of Indenture. Pursuant to Section 10.01(l) of the Indenture, the reference to “February 1, 2025” in Section 15.01(a) of the Indenture is hereby replaced by “February 1, 2024”.

Section 1.02 Effect of Supplemental Indenture. Upon the execution of this Supplemental Indenture, the Indenture shall be and be deemed to be modified and amended in accordance therewith and the respective rights, limitation of rights, obligations, duties, privileges, liabilities and immunities under the Indenture of the Trustee, the Company and the Holders shall thereafter be determined, exercised and enforced hereunder subject in all respects to the modifications and amendments set forth herein and all the terms and conditions of any this Supplemental Indenture shall be and be deemed to be part of the terms and conditions of the Indenture for any and all purposes.

Section 1.03 No Responsibility for Recitals, Etc. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture, or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein.

Section 1.04 Governing Law; Jurisdiction. THIS SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The Company irrevocably consents and agrees, for the benefit of the Holders from time to time of the Notes and the Trustee, that any legal action, suit or proceeding against it with respect to obligations, liabilities or any other matter arising out of or in connection with this Supplemental Indenture may be brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and, until amounts due and to become due in respect of the Notes have been paid, hereby irrevocably consents and submits to the non-exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for itself in respect of its properties, assets and revenues.

The Company irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Supplemental Indenture brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

To the extent that the Company has or hereafter may acquire any sovereign or other immunity from jurisdiction of any court or from any legal process with respect to itself or its property, the Company irrevocably waives such immunity in respect of its obligations hereunder.

Section 1.05 Table of Contents, Headings, Etc. The table of contents and the titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 1.06 Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 1.07 Severability. In the event any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 1.08 Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, AS APPLICABLE, SHALL BE DEEMED TO HAVE WAIVED, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

21VIANET GROUP, INC.

By:	/s/ Samuel Yuanqing Shen
	Name:	Samuel Yuanqing Shen
	Title:	Chief Executive Officer

CITICORP INTERNATIONAL LIMITED, as Trustee

By:	/s/ Vanessa Loh
	Name:	Vanessa Loh
	Title:	Senior Vice President

Signature Page to Supplement Indenture